PRESS RELEASE

NASDAQ: FOR RELEASE: DATE:	CHFC IMMEDIATE January 31, 2005

CONTACT:	DAVID B. RAMAKER (989) 839-5269	LORI A. GWIZDALA (989) 839-5358

CHEMICAL FINANCIAL CORPORATION ANNOUNCES 2004
FOURTH QUARTER AND ANNUAL OPERATING RESULTS

          Midland, MI . . . The Board of Directors of Chemical Financial Corporation today announced 2004 fourth quarter net income of $14.4 million or $0.57 per diluted share, as compared to net income of $13.6 million or $0.54 per diluted share in the fourth quarter of 2003. The Corporation's 2004 net income was $56.7 million or $2.25 per diluted share, compared to net income of $55.7 million or $2.23 per diluted share in 2003.

          Fourth Quarter Operating Results

          Net income and earnings per share in the fourth quarter of 2004 were up 6.2% and 5.6%, respectively, over the fourth quarter of 2003. The increases in net income and earnings per share were attributable to higher net interest income and a slightly lower effective federal income tax rate. These two items were partially offset by an increase in the provision for loan losses and higher operating expenses. Significantly lower mortgage banking revenue was offset by increases in service charges on deposit accounts and trust services revenue, and gains from the sales of a branch office and the Corporation's insurance agency book of business.

          Net interest income of $37.25 million in the fourth quarter of 2004 was up $2.40 million, or 6.9% over the fourth quarter of 2003. The increase was attributable to the Caledonia Financial Corporation ("Caledonia") acquisition that was completed on December 1, 2003, the net interest spread earned on a $150 million borrowing from the Federal Home Loan Bank that was invested in mortgage-backed securities, increased loans, and a slightly higher net interest margin. The net interest margin was 4.18% in the fourth quarter of 2004, compared to 4.15% in the fourth quarter of 2003.

          The Corporation's provision for loan losses in the fourth quarter of 2004 was $1.7 million, compared to net loan charge-offs of $1.2 million during the same period. The provision for loan losses in the fourth quarter of 2004 was $1.0 million higher than in the fourth quarter of 2003, primarily as a result of increased net loan charge-offs during the period. Even though net loan charge-offs were higher in the fourth quarter than in the previous three quarters of 2004, we believe the credit quality of the loan portfolio remained strong. As of December 31, 2004, nonperforming loans as a percentage of total loans were 0.39%, compared to 0.46% as of December 31, 2003.

          Noninterest income was $9.7 million in the fourth quarter of 2004, an increase of $0.3 million or 3.4% over the fourth quarter of 2003. We experienced an increase in trust services revenue of $0.2 million, or 11% and an increase in service charges on deposit accounts of $0.4 million, or 9%. We also recognized gains of $0.6 million from the sales of a branch banking office in Lansing, Michigan that had deposits of approximately $6 million and the Corporation's insurance agency book of business. These increases were partially offset by a decrease in mortgage banking revenue. Mortgage banking revenue of $0.5 million in the fourth quarter of 2004 was $0.7 million or 59% lower than in the fourth quarter of 2003 as a result of the significant decline in residential mortgage loan refinance volume.

          Operating expenses of $23.9 million in the fourth quarter of 2004 were up $0.9 million or 3.8% over the fourth quarter of 2003. This increase was primarily attributable to the Caledonia acquisition.

          The Corporation's effective federal income tax rate was 32.7% in the fourth quarter of 2004, compared to 33.9% during the fourth quarter of 2003. The decrease in the effective federal income tax rate resulted in approximately a $0.3 million reduction in federal income tax expense in the fourth quarter of 2004 compared to the prior year. The decrease in the effective federal income tax rate was attributable to a reduction in federal income tax provisions previously recorded that are no longer required.

Annual Operating Results

          Net income of $56.7 million in 2004 was up $1.0 million or 1.7% over 2003 net income. The increase in net income was primarily attributable to an increase in net interest income. The increase in net interest income was partially offset by an increase in the provision for loan losses and higher operating expenses.

          Net interest income was $147.6 million in 2004, an increase of $7.9 million or 5.6% over 2003 net interest income. The increase in net interest income was attributable to the accretive effect of the Caledonia acquisition, the net interest spread earned on a $150 million Federal Home Loan Bank borrowing transaction and growth in loans during 2004.

          The Corporation's provision for loan losses was $3.82 million for the twelve months ended December 31, 2004, compared to $2.83 million for 2003. Net loan charge-offs for 2004 totaled $2.81 million as compared to $3.35 million in 2003. Operating expenses of $98.5 million in 2004 were $6.5 million or 7.1% higher than in 2003. Over one-half of the increase in operating expenses in 2004 was attributable to the Caledonia acquisition.

Balance Sheet and Capital Position

          Total assets of the Corporation at December 31, 2004 were $3.76 billion, up 1.5% over the $3.71 billion in total assets reported at December 31, 2003. Total deposits at December 31, 2004 were $2.86 billion, down 3.5% from total deposits of $2.97 billion at December 31, 2003.

          Total loans were $2.59 billion at December 31, 2004, up $104 million or 4.2% from total loans of $2.48 billion at December 31, 2003. The increase in loans was attributable to increases in commercial and commercial real estate loans.

          As of December 31, 2004, the allowance for loan losses was $34.17 million or 1.32% of total loans, while nonperforming loans were $10.05 million or 0.39% of total loans. Nonperforming loans were down $1.7 million or 14.1% from September 30, 2004, and down $1.3 million or 11.4% from December 31, 2003. Nonperforming assets as a percentage of loans plus repossessed assets were 0.65% as of December 31, 2004, compared to 0.70% as of December 31, 2003. Net loan losses as a percentage of average total loans were 0.11% in 2004, compared to 0.15% in 2003.

          Shareholders' equity at December 31, 2004 was $485 million or $19.26 per share and represented 12.9% of total assets. The Corporation's total risk-based capital and tangible equity to asset ratios were 17.5% and 11.1%, respectively, as of December 31, 2004.

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's three subsidiary banks operate "Chemical Bank" branch offices throughout 32 counties in the lower peninsula of Michigan.

          Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation and Subsidiaries

(In thousands)	December 31, 2004	December 31, 2003
Assets:
Cash and demand deposits due from banks	$106,565	$131,184
Federal funds sold	34,500	25,900

Interest-bearing deposits with unaffiliated banks	5,869	5,107
Investment securities - available for sale	716,757	728,499
Investment securities - held to maturity	176,517	193,363
Total Investment Securities	893,274	921,862

Commercial loans	468,970	405,929
Real estate costruction loans	120,900	138,280
Real estate commercial loans	697,779	628,815
Real estate residential loans	760,834	767,199
Consumer loans	537,102	541,052
Total Loans	2,585,585	2,481,275
Less: Allowance for loan losses	34,166	33,179
Net Loans	2,551,419	2,448,096

Premises and equipment	47,577	49,616
Intangible assets	74,421	76,846
Other assets	50,500	50,277
Total Assets	$3,764,125	$3,708,888

Liabilities and Shareholders' Equity:
Noninterest-bearing deposits	$555,287	$532,752
Interest-bearing deposits	2,308,186	2,434,484
Total Deposits	2,863,473	2,967,236
FHLB borrowings	284,996	155,373
Other borrowings - short term	101,834	91,524
Interest payable and other liabilities	28,986	36,706
Total Liabilities	3,279,289	3,250,839

Shareholders' Equity:
Common stock, $1 par value	25,169	23,801
Surplus	378,694	328,774
Retained earnings	80,266	94,746
Accumulated other comprehensive income	707	10,728
Total Shareholders' Equity	484,836	458,049
Total Liabilities and Shareholders' Equity	$3,764,125	$3,708,888

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation and Subsidiaries

	Quarter Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2004	2003	2004	2003
Interest Income:
Interest and fees on loans	$39,228	$36,046	$152,534	$144,835
Interest on investment securities:
Taxable	7,906	8,029	33,124	36,700
Nontaxable	502	590	2,104	2,518
Total Interest on Investment Securities	8,408	8,619	35,228	39,218
Interest on federal funds sold	409	137	1,077	749
Interest on deposits with unaffiliated banks	119	55	411	235
Total Interest Income	48,164	44,857	189,250	185,037

Interest Expense:
Interest on deposits	8,090	7,790	30,741	36,345
Interest on FHLB borrowings	2,599	2,108	10,293	8,381
Interest on other borrowings - short term	225	104	582	539
Total Interest Expense	10,914	10,002	41,616	45,265
Net Interest Income	37,250	34,855	147,634	139,772
Provision for loan losses	1,711	727	3,819	2,834
Net Interest Income after
Provision for Loan Losses	35,539	34,128	143,815	136,938

Noninterest Income:
Service charges on deposit accounts	5,020	4,601	19,301	16,935
Trust services revenue	1,855	1,671	7,396	6,794
Other charges and fees for customer services	1,535	1,233	6,595	6,605
Mortgage banking revenue	508	1,238	3,328	6,954
Investment securities gains	108	387	1,367	1,296
Other	713	290	1,342	510
Total Noninterest Income	9,739	9,420	39,329	39,094

Operating Expenses:
Salaries and employee benefits	13,672	13,910	57,551	54,480
Occupancy and equipment	4,223	3,879	18,120	15,966
Other	5,995	5,225	22,798	21,477
Total Operating Expenses	23,890	23,014	98,469	91,923
Income Before Income Taxes	21,388	20,534	84,675	84,109
Federal income taxes	6,987	6,971	27,993	28,393
Net Income	$14,401	$13,563	$56,682	$55,716

Net income per share:
Basic	$0.57	$0.55	$2.26	$2.24
Diluted	0.57	0.54	2.25	2.23

Cash dividends per share	$0.252	$0.238	$1.010	$0.952

Average shares outstanding:
Basic	25,159	24,904	25,130	24,878
Diluted	25,253	25,004	25,218	24,944

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Average Balances
Total assets	$ 3,825,625	$ 3,585,924	$ 3,856,036	$ 3,578,678
Total interest-earning assets	3,584,096	3,372,706	3,608,157	3,381,083
Total loans	2,598,138	2,352,269	2,567,956	2,222,704
Total deposits	2,932,435	2,883,412	2,976,150	2,868,180
Total shareholders' equity	482,525	436,855	472,226	439,178

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Key Ratios (annualized where applicable)
Net interest margin	4.18%	4.15%	4.13%	4.18%
Efficiency ratio	51.0%	51.5%	52.6%	50.9%
Return on average assets	1.50%	1.50%	1.47%	1.56%
Return on average shareholders' equity	11.9%	12.3%	12.0%	12.7%
Average shareholders' equity as a
percent of average assets	12.6%	12.2%	12.2%	12.3%
Tangible shareholders' equity as a
percent of total assets			11.1%	10.5%
Total risk-based capital ratio			17.5%	16.6%

	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Credit Quality Statistics
Nonaccrual loans	$ 8,397	$ 5,787	$ 5,413	$ 5,317	$ 6,691
Loans 90 or more days past due
and still accruing	1,653	5,914	5,488	6,559	4,656
Total nonperforming loans	10,050	11,701	10,901	11,876	11,347
Repossessed assets acquired (RAA)	6,799	6,924	7,344	6,294	6,002
Total nonperforming assets	16,849	18,625	18,245	18,170	17,349
Net loan charge offs - year-to-date	2,832	1,658	1,034	431	3,352

Allowance for loan losses as a
percent of total loans	1.32%	1.29%	1.30%	1.31%	1.34%
Allowance for loan losses as a
percent of nonperforming loans	340%	288%	308%	282%	292%
Nonperforming loans as a
percent of total loans	0.39%	0.45%	0.42%	0.47%	0.46%
Nonperforming assets as a
percent of total loans plus RAA	0.65%	0.71%	0.70%	0.71%	0.70%
Net loan charge-offs as a percent of
average loans - year-to-date (annualized)	0.11%	0.09%	0.08%	0.07%	0.15%

	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Additional Data
Goodwill	$ 63,293	$ 63,293	$ 63,293	$ 63,293	$ 63,293
Core deposits and other intangibles	7,931	8,572	9,138	9,613	10,289
Mortgage servicing rights (MSR),
net of MSR impairment reserve	3,197	3,441	3,252	3,235	3,264
MSR impairment reserve	-	-	443	693	793
Amortization of intangibles*	948	931	1,079	851	3,779

* Quarter only, except December 31, 2003 amount is twelve months ended.

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)

	4th Qtr. 2004	3rd Qtr. 2004	2nd Qtr. 2004	1st Qtr. 2004	4th Qtr. 2003
Summary of Operations
Interest income	$48,164	$47,318	$46,583	$47,185	$44,857
Interest expense	10,914	10,165	10,174	10,363	10,002
Net interest income	37,250	37,153	36,409	36,822	34,855
Provision for loan losses	1,711	701	661	746	727
Net interest income after provision
for loan losses	35,539	36,452	35,748	36,076	34,128
Noninterest income	9,739	9,623	10,005	9,962	9,420
Noninterest expense	23,890	24,499	24,920	25,160	23,014
Income taxes	6,987	7,280	6,967	6,759	6,971
Net income	14,401	14,296	13,866	14,119	13,563

Per Common Share Data
Net income:
Basic	$0.57	$0.58	$0.55	$0.56	$0.55
Diluted	0.57	0.57	0.55	0.56	0.54
Cash dividends	0.252	0.252	0.252	0.252	0.238
Book value	19.26	19.04	18.63	18.70	18.33